Exhibit 10.2

September 10, 2021

David Jones

Dear David:

This agreement (“Agreement”) confirms our discussions concerning your transition and separation from Vroom, Inc. (the “Company”). This Agreement refers to the Company and you as the “Parties” and to the Vroom, Inc. Executive Severance Plan as the “Severance Plan”.

1. Transition and Separation. Effective as of September 13, 2021 (the “Transition Date”), you hereby resign from your position as Chief Financial Officer of the Company and from any other officer or director position you may hold with the Company or any of its Affiliates (as defined below). From and after the Transition Date, you shall not present yourself or hold yourself out to others as being the Chief Financial Officer or other executive officer of the Company or any of its Affiliates. During the period from the Transition Date until November 30, 2021 (such date, the “Separation Date”, and such period, the “Transition Period”) and subject to Section 6, you shall remain a non-executive employee of the Company and shall provide such transition services as are requested by the Chief Executive Officer or the Chief Financial Officer of the Company from time to time (the “Transition Services”). Effective as of the Separation Date, you hereby also resign from your position as an employee of the Company and thereafter shall not have any position with the Company or its Affiliates. From and after the Separation Date, you shall not present yourself or hold yourself out to others as being an employee, officer, consultant, agent or representative of the Company or any of its Affiliates. You agree that, while such resignations are intended to be self-effectuating, you shall execute any documentation that the Company determines necessary or appropriate to facilitate such resignations.

2. Transition Services Compensation. In consideration for the Transition Services and your execution of, and compliance with, this Agreement, during the Transition Period, you shall continue to be (a) paid your base salary at the rate in effect on the Transition Date, (b) eligible to vest in the outstanding equity awards granted to you by the Company that you hold on the Transition Date and (c) eligible to participate in the broad-based medical, dental, vision, life and disability benefits that you elected as of the Transition Date. You will receive a letter under separate cover about your ability to elect continued health coverage under COBRA. You will also receive information regarding your ability to convert your life and disability coverage in a separate document.

3. Expenses; Accrued Pension Benefits. You shall be reimbursed by the Company for all reasonable and customary business expenses incurred through and including the Separation Date to the extent approved in accordance with the Company’s business expense policy. For clarity, this Agreement shall not impact your non-forfeitable accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) under the Company’s 401(k) plan.

4. Severance Benefits. Provided that you (a) perform the Transition Services through the Separation Date and otherwise comply with the terms of this Agreement and the Severance Plan, including the restrictive covenants set forth herein and in the Severance Plan and (b) following the Separation Date, sign and return the Release (as defined in the Severance Plan) in accordance with the terms of the Severance Plan (and do not revoke the Release), the Company shall provide you with the compensation and benefits contemplated by the Severance Plan upon a termination by the Company without “Cause” (as defined in the Severance Plan) and set forth below (collectively, the “Severance Benefits”). For clarity, the Severance Benefits are in full satisfaction of any compensation, benefits and other obligations of the Company to you. The Severance Benefits shall be:

(a) Cash Severance. In satisfaction of the provisions of Section 4.2(a) of the Severance Plan, subject to Section 9(l), the Company shall continue to pay you at your Base Salary Rate (as defined in the Severance Plan) of Five Hundred Thousand Dollars ($500,000) for twelve (12) months following the Separation Date (the “Severance Period”, and such payments, the “Cash Severance”). The Cash Severance shall be paid in approximately equal installments during the Severance Period in accordance with the Company’s payroll practices as of the date hereof.

(b) COBRA Premiums. In satisfaction of the provisions of Section 4.2(b) of the Severance Plan, subject to the requirements of the Internal Revenue Code (the “Code”), if you properly elect healthcare continuation coverage under the Company’s group health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to the extent that you are eligible to do so, then the Company shall directly pay or, at its election, reimburse you for COBRA premiums for you and your covered dependents (in an amount determined based on the same benefit levels as would have applied if your employment had not been terminated based on your elections in effect on the Separation Date) during the Severance Period. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code (“Section 409A”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) if the Company is otherwise unable to continue to cover you under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to you in substantially equal monthly installments over the Severance Period (or the remaining portion thereof).

(c) Equity Awards. In satisfaction of the provisions of Section 4.2(c) of the Severance Plan and Section 3(d) of Schedule A of the restricted stock unit award agreement granted to you by the Company, dated February 5, 2020, upon the Separation Date, you shall be entitled to vesting of a prorated portion of the restricted stock units granted to you pursuant to such award agreement in accordance with the terms thereof (and all other restricted stock units granted thereunder shall be immediately forfeited upon the Separation Date). You acknowledge and agree that, except as expressly provided in the immediately preceding sentence, none of the equity awards granted to you by the Company and held by you as of the date hereof are subject to vesting in connection with or following the Separation Date. Accordingly, to the extent that such equity awards are unvested as of the Separation Date, such equity awards shall be forfeited for no consideration effective as of the Separation Date. Any equity awards granted to you by the Company and held by you and vested as of the Separation Date shall be treated in accordance with the terms of the applicable award agreement.

(d) Outplacement. The Company shall make available to you professional outplacement services delivered by Right Management Associates (“Right”) for a period of twelve (12) months provided that your initial meeting with Right occurs no later than thirty (30) days after the Effective Date of the Release. To initiate the professional outplacement services with Right, you will need to contact Paul Bennett by telephone at 267-884-6723 or by email at paul.bennett@right.com.

5. Full Satisfaction. You understand, acknowledge and agree that, except for the compensation specifically described in this Agreement, you shall receive no other payments or benefits from the Company (whether under the Severance Plan or otherwise). You further understand, acknowledge and agree that the Separation Benefits exceed what you otherwise are entitled to receive on separation of employment from the Company and are being provided to you in exchange for your execution of this Agreement and the Release.

6. Effect of Other Termination Events. For the avoidance of doubt, your employment shall continue to be “at will” until the Separation Date. If your employment is terminated prior to the Separation Date (a) by the Company and its Affiliates for “Cause” (as defined in the Severance Plan) or (b) by you for any reason, you shall not be entitled to the Severance Benefits and any compensation for the Transition Services shall terminate immediately as of your separation from service. Except as provided in the immediately preceding sentence, this Agreement shall otherwise remain in effect following any termination of employment under circumstances described in this Section 6.

7. Restrictive Covenants; Return of Confidential Information; Cooperation.

(a) Executive Severance Plan. The payment of the Severance Benefits is conditioned upon your reaffirmation of, and compliance with, the restrictive covenants set forth in the Severance Plan, which restrictive covenants are deemed incorporated into this Agreement mutatis mutandis; provided, however, that for purposes of Section 9.2 of the Severance Plan, only the following entities (and their subsidiaries and affiliates) shall be considered competitors of the Company Group (as defined in the Severance Plan): Carvana Co., Lithia Motors, Inc. (for the avoidance of doubt, including its Driveway platform), CarMax, Inc., Shift Technologies, Inc., Sonic Automotive, Inc., Penske Automotive Group, Inc., and any other entity that is a dealer or seller of used vehicles over the internet or other ecommerce platform.

(b) Non-Disparagement. You agree that you shall not make any statements or claims, initiate any proceedings or take any actions either directly or indirectly, or through third parties, whether orally or in writing, which disparage, demean, detract, criticize or otherwise cast the Company or any of its current or former directors, investors, stockholders, officers, agents, representatives, consultants, employees or Affiliates in an unfavorable light in the eyes of its current or prospective investors, clients, suppliers, employees, consultants or any other persons, or which could adversely affect the morale of any employee of the Company, or which interfere with the Company’s contractual relationships with its customers, suppliers, employees or consultants, or which otherwise disparage or defame the goodwill or reputation of the Company or any of its current or former directors, investors, stockholders, managers, officers, agents, representatives, consultants, employees or Affiliates. However, nothing herein precludes you from (i) enforcing your rights pursuant to this Agreement, (ii) providing any disclosure of information required by law, or (iii) from making privileged statements to your attorney(s).

(c) Return of Confidential Information and Company Property. You confirm that, as of no later than the Separation Date, you shall have returned all information, documents and files containing Confidential Information (as defined below) and all other Company property, including, as applicable, uniforms, ID cards or badges, access devices, keys, computers, mobile phones or credits cards you may have been provided by the Company, and that you have deleted all files containing such information that have been stored on any personal computer, smartphone, iPad or other similar data storage device, or any cloud-based storage service, used by you; provided, however, that the foregoing does not apply to documents and information received by you solely in your capacity as a holder of equity in the Company. “Confidential Information” means any and all information relating to Company or its Affiliates that is not generally known by the public or others with whom Company or any of its Affiliates do (or plan to) compete or do business, as well as comparable information relating to Company or any of its Affiliates. Confidential Information includes, but is not limited to, the Company’s and any of its Affiliates’ business, technology, practices, products, marketing, sales, services, finances, strategic opportunities, internal strategies, trade secrets, legal affairs (including pending litigation), the terms of business relationships not yet publicly known, intellectual property and the filing or pendency of patent applications. Confidential Information also includes, but is not limited to, comparable information that the Company or any of its Affiliates may receive or has received belonging to customers, suppliers, consultants and others who do business with Company or any of its Affiliates.

(d) Cooperation. You agree to cooperate with the Company and its Affiliates and its or their respective counsel in connection with any claim, dispute, investigation, administrative proceeding or litigation relating to any matter in which you were involved, to which your service to the Company or its Affiliates may be relevant or of which you have knowledge that may be relevant. You acknowledge that the foregoing could involve, but is not limited to, assisting with the response to, or defense of, any such proceeding or litigation, meeting and consulting with the Company and its Affiliates and its or their respective counsel, preparing witness statements, sitting for depositions and giving evidence in person or otherwise on behalf of the Company, and otherwise providing information in relation to any such proceeding or litigation. This provision is not intended to affect the substance of any information or testimony that you are asked to provide. Rather, you agree, without limitation, to provide truthful information and testimony and to otherwise assist the Company or its Affiliates in light of and in full compliance with all applicable laws. In making any request for your cooperation, the Company will seek to reasonably accommodate other personal or professional commitments that you may have.

8. Release of Claims.

(a) General. In consideration for the compensation and benefits contemplated by this Agreement, you, on your own behalf and on behalf of your heirs, executors, administrators, assigns and representatives (collectively referred to as “Releasor”), hereby irrevocably and unconditionally waive, release and forever discharge the Company and each of its parent, subsidiaries and other affiliates, including, without limitation, Vroom, Inc. and Vroom Automotive, LLC (collectively, “Affiliates”), and their respective predecessors, successors, assigns, officers, directors, managers, members, partners, equity holders, agents, representatives, vendors, employees, consultants, and advisors (collectively referred to as the “Releasees”), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever, at law or in equity, whether known or unknown (collectively, “Claims”), which Releasor ever had, now has or hereafter can, shall or may have against the Releasees, or any of them, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including, but not limited to, the following:

(i) all such Claims directly or indirectly arising out of or in any way connected with your employment with the Company or its Affiliates or the termination of such employment;

(ii) all such Claims related to salary, bonuses, commissions, equity or equity-based compensation (except as provided below), long-term incentive compensation, vacation pay, fringe benefits, expense reimbursements, severance pay, payment in lieu of notice, and/or any other form of compensation and any taxes with respect thereof;

(iii) any Claims arising under any federal, state or local law, statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Equal Pay Act, ERISA, the Family

and Medical Leave Act of 1993, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, as amended, the Workers Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Genetic Information Nondiscrimination Act of 2008, the Immigration Reform and Control Act, the anti-retaliation provisions of any federal or state statutes, the New York State and New York City Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, each as amended, and any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, any public policy, contract, tort, or common law, or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; and

(iv) any Claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing, wrongful discharge, discrimination, harassment, fraud, defamation, intentional tort, emotional distress, and negligence.

(v) Notwithstanding the foregoing, nothing herein releases any claims that Releasor has or may have against Releasees regarding (A) the performance or nonperformance of obligations arising under this Agreement, including provision of the Severance Benefits, (B) any claims against Releasees that may arise after the execution of this Agreement, (C) continued healthcare coverage under an employee health plan pursuant to COBRA or similar state law, (D) your right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency although you waive any right to monetary relief related to such a charge or complaint, (E) enforcing your rights to your non-forfeitable accrued benefits (within the meaning of Sections 203 and 204 of ERISA) under the Company’s 401(k) plan, which shall continue to be governed by the terms of the 401(k) plan and applicable laws, (F) any claim which, as a matter of law, cannot be released by private agreement or (G) your right to indemnification as an officer of the Company under its certificate of incorporation or bylaws or any indemnification agreement between you and the Company.

(b) Representations by You. You represent and warrant to the Company that as of the date of this Agreement, you have not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or the other Releasees in any court or with any governmental agency.

(c) Time to Consider; Consultation with Counsel. You represent and warrant that you have been advised to consult independent legal counsel before signing this Agreement, and that you have executed this Agreement after having the opportunity to consult independent counsel and after considering the terms of this Agreement for at least twenty-one (21) days (though you may execute it earlier). You further represent and warrant that you have read this Agreement carefully, you understand its terms and that you are signing it voluntarily. You agree that any changes to this Agreement do not restart the running of review period described above.

(d) Your Right to Revoke. The release of claims contemplated by this Section 8 shall be effective on the eighth (8th) day after the date of your signature below (such date, the “Release Effective Date”) so long as you have not exercised your right to revoke your agreement to such release prior to the Release Effective Date. You may at any time prior to the Release Effective Date revoke your agreement to this Section 8 by delivering written notice of revocation to the Company. If you revoke your agreement to this Section 8, you will be deemed not to have accepted any of this Agreement’s terms and this Agreement shall be void, ab initio. For clarity, regardless of whether you revoke your agreement to the release of claims contemplated by this Section 8, your service as Chief Financial Officer of the Company shall terminate on September 13, 2021.

(e) No Admission. This Agreement does not constitute an admission of liability or wrongdoing of any kind by you or by any of the Releasees.

9. Miscellaneous.

(a) Notices. All notices, demands and other communications hereunder will be deemed to have been duly given if delivered by personal delivery, one business day after being deposited with a nationally recognized overnight courier or two (2) days after being mailed by certified or registered mail, with postage prepaid.

if to the Company, to:	Vroom, Inc.
1375 Broadway, 11th floor
New York, NY 10018
Attn: Chief Legal Officer
pat.moran@vroom.com

if to you, to: your address on the top of this Agreement, or to such other address as either the Company or you may designate by written notice to the other.

(b) Intended Third-Party Beneficiaries. The Releasees are intended third-party beneficiaries of this Agreement.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, executors, heirs and representatives; provided, however, that you may not assign, transfer or delegate your rights or obligations hereunder and any attempt to do so shall be void.

(d) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission and pdf format) in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute one and the same instrument.

(e) Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereunder.

(g) Disputes; Jurisdiction and Venue. Any claims or actions concerning your rights with respect to the Severance Benefits contemplated by the Severance Plan shall be subject to the terms of the Severance Plan; provided, however, in no event shall the Company be responsible for your legal fees with respect to an action or proceeding concerning your alleged breach of a restrictive covenant. With respect to any other action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, the Company and you hereby irrevocably and unconditionally submit, for themselves and their property, to the jurisdiction of any state or federal court located in New York County, New York. The Company and you irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(h) Remedies. In the event of a breach or threatened breach of this Agreement by you, you consent and agree that the Company shall be entitled to seek, in addition to any other available remedies whether at law or in equity, a temporary or permanent injunction against such breach or threatened breach, from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not be an adequate remedy.

(i) Merger Clause; Amendment; Headings. This Agreement, together with the Severance Plan, constitutes the entire agreement of the Parties with respect to the subject matter hereof, supersedes and replaces all oral and written statements, conversations, and correspondence, and is intended by the Parties to be the final expression of their agreement on all terms and conditions set forth herein. This Agreement may only be modified, terminated or waived by a writing signed by the Party against whom enforcement of such modification, termination or waiver is sought. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(j) Neutral Interpretation. This Agreement shall be interpreted in a neutral manner, and not more strongly for or against either Party based upon the source of the draftsmanship of this Agreement. As used in this Agreement, the terms “including” or “includes” does not limit the preceding words or terms.

(k) WAIVER OF JURY TRIAL. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(l) Section 409A.

(i) General. The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Section 409A. If the Company determines that any particular provision of this Agreement would cause you to incur any tax or interest under Section 409A, the Company shall take commercially reasonable efforts to reform such provision to the minimum extent reasonably appropriate to comply with or be exempt from Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision of this Agreement is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without resulting in the imposition of a tax under Section 409A.

(ii) Specified Employee. Notwithstanding anything to the contrary in this Agreement, if the Company determines at the time of your separation from service with the Company (within the meaning of Section 409A) that you are a “specified employee” for purposes of Section 409A, then, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you before the earlier of (x) the expiration of the six-month period measured from the date of your separation from service with the Company and (y) the date of your death. On the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Agreement shall be paid as otherwise provided herein.

(iii) Separation from Service. Notwithstanding anything to the contrary in this Agreement, any compensation or benefit payable under this Agreement that constitutes “nonqualified deferred compensation” under Section 409A and is designated under this Agreement as payable you’re your termination of employment with the Company shall be payable only upon your separation from service with the Company (within the meaning of Section 409A).

(iv) Expense Reimbursements. To the extent that any reimbursements payable under this Agreement are subject to Section 409A, any such reimbursements shall be paid to you no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement shall not be subject to liquidation or exchange for another benefit.

(m) Applicable Withholding. The compensation and benefits contemplated by this Agreement shall be subject to withholding for applicable taxes and other customary withholding obligations.

[Signature Page Follows]

If this Agreement is acceptable to you, please return a signed original to me by October 1, 2021. If we do not receive a signed copy of this Agreement by that date, the Company’s offer set forth in this Agreement will expire. Thank you for your service to the Company. We wish you much success in the future.

Very truly yours,

/s/ C. Denise Stott
Vroom, Inc.
By: C. Denise Stott
Its: Chief People & Culture Officer

ACCEPTED AND AGREED:

/s/ David Jones
DAVID JONES

09/12/2021
Date: